Exhibit 99.1
Investors Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Media Contact: Kay Hawes, (816) 201-1326, kay.hawes@cerner.com
Cerner’s Internet Home Page: www.cerner.com
Cerner Reports Third Quarter 2007 Results
Strong Earnings Growth and Margin Expansion
KANSAS CITY, Mo. — Oct. 18, 2007— Cerner Corp. (NASDAQ: CERN) today announced results for the 2007 third quarter that ended Sept. 29, delivering strong margin expansion and earnings growth.
Bookings in the third quarter 2007 were $356.7 million, which is up 1 percent from the third quarter of 2006. Year-to-date 2007 bookings were $1.10 billion, up 19 percent compared to $926.1 million of bookings in the same period of 2006. Year-to-date 2007 bookings exclude a $97.8 million booking in the second quarter of 2007 related to Cerner’s participation in the National Health Service (NHS) initiative to automate clinical processes and digitize medical records in England. Third quarter revenue increased 8 percent over the year-ago period to $372.9 million. Year-to-date 2007 revenue increased 13 percent to $1.13 billion.
On a Generally Accepted Accounting Principles (GAAP) basis, third quarter 2007 net earnings were $35.8 million, and diluted earnings per share were $0.43. Third quarter 2006 GAAP net earnings were $26.7 million, and diluted earnings per share were $0.33.
Adjusted (non-GAAP) Earnings
Adjusted third quarter 2007 net earnings were $38.4 million, which is 30 percent higher than the $29.6 million of adjusted net earnings in the third quarter of 2006. Adjusted diluted earnings per share were $0.46 in the third quarter of 2007 compared to $0.36 in the third quarter of 2006. Analysts’ consensus estimate for third quarter 2007 adjusted diluted earnings per share was $0.45.
Adjusted net earnings and diluted earnings per share exclude the impact of adopting Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment,

which requires the expensing of stock options. The Company provides earnings with and without stock options expense because earnings excluding this expense are used by management along with GAAP results to analyze our business, make strategic decisions, and for management compensation purposes. Adjusted Net Earnings is not a recognized term under GAAP and should not be substituted for net earnings as a measure of the Company’s performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Please see the accompanying schedule, titled ‘Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to GAAP Net Earnings and Diluted Earnings Per Share.’
Other Third Quarter Highlights:
•	Cash collections of $402 million and operating cash flow of $80 million.

•	Days sales outstanding of 89 days compared to 93 days in the year-ago quarter.

•	Total revenue backlog of $3.12 billion, up 31 percent over the year-ago quarter. This is comprised of $2.59 billion of contract backlog and $528.9 million of support and maintenance backlog.

•	458 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 7,200 Cerner Millennium solutions at more than 1,200 client facilities worldwide.
“We are pleased with our solid results in the third quarter,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “Our focus on margin expansion is reflected in the very strong earnings growth we achieved this quarter.
“Our position as a leader in the global healthcare information technology industry was validated by record attendance of more than 6,700 people from 10 countries at Cerner’s Health Conference. Not only is this the largest client gathering in our company’s history, the event also included more than 100 exhibiting companies, making it a major industry conference as well.
“With an unmatched depth and breadth of solutions and services and a strategic footprint across acute care, ambulatory care, retail pharmacy, laboratory, pharmaceutical companies, and employers, Cerner is uniquely positioned to have a meaningful impact on the worldwide health economy,” Patterson said.

Future Period Guidance
The company expects revenue in the fourth quarter of 2007 to be approximately $405 million to $415 million. For the year 2007, Cerner expects revenue between $1.53 billion and $1.54 billion, or 11 to 12 percent over 2006.
Cerner expects adjusted diluted earnings per share before stock options expense in the fourth quarter to be between $0.50 and $0.51. This brings expectations for adjusted EPS before stock options expense for the full year 2007, to $1.73 to $1.74. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share in the fourth quarter and full year by approximately $0.04 and $0.13, respectively, leading to expected diluted GAAP earnings per share between $0.46 and $0.47 for the fourth quarter and between $1.60 to $1.61 for the full year.
Cerner expects new business bookings in the fourth quarter of 2007 to be between $380 million and $400 million.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on third quarter results at 3:30 p.m. CT on Oct. 18. The dial-in number for the conference call is (617) 597-5396; the passcode is Cerner. The company recommends joining the call 15 minutes early for registration. The re-broadcast of the call will be available from 5:30 p.m. CDT, Oct. 18 through 11:59 p.m. CDT, Oct 21. The dial-in number for the re-broadcast is (617) 801-6888; the passcode is 74182820.
An audio webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.

About Cerner
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 6,000 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium and Cerner’s logo. (NASDAQ: CERN), www.cerner.com
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “positioned,” “guidance” and “expects” or variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subjected to infringement claims or may be infringed upon; risks associated with our global operations; our potential failure to effectively hedge against foreign currency exchange rate fluctuations; risks associated with the recruitment and retention of key personnel; risks related to third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in our quarterly operating results; and, potential inconsistencies in our sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

CERNER CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	September 29, 2007 (1)	September 29, 2007 (1)	September 30, 2006 (2)	September 30, 2006 (2)

Revenue
System sales	$115,272	368,238	125,180	356,394
Support, maintenance and services	249,086	729,186	210,265	612,068
Reimbursed travel	8,578	27,952	10,007	28,787

Total revenue	372,936	1,125,376	345,452	997,249

Margin
System sales	81,415	231,854	77,967	222,094
Support, maintenance and services	233,712	682,289	197,682	573,141

Total margin	315,127	914,143	275,649	795,235

Operating expenses
Sales and client service	164,380	487,382	144,198	425,599
Software development (Includes amortization of software development costs of $13,375,000, $40,063,000, $10,798,000 and $32,419,000, respectively.)	65,609	194,305	62,160	182,064

General and administrative	28,536	82,878	25,414	71,788

Total operating expenses	258,525	764,565	231,772	679,451

Operating earnings	56,602	149,578	43,877	115,784

Interest income	2,867	9,357	3,051	8,232
Interest expense	(3,057)	(9,003)	(3,064)	(9,416)
Other income	(402)	(1,140)	(33)	2,026

Non-operating income (expense), net	(592)	(786)	(46)	842

Earnings before income taxes	56,010	148,792	43,831	116,626
Income taxes	(20,169)	(54,256)	(17,103)	(45,881)

Net earnings	$35,841	94,536	26,728	70,745

Basic earnings per share	$0.45	1.19	0.34	0.91

Basic weighted average shares outstanding	79,634	79,190	77,844	77,508

Diluted earnings per share	$0.43	1.14	0.33	0.87

Diluted weighted average shares outstanding	83,382	83,043	81,796	81,536
Note 1: Operating expenses for the three and nine months ended September 29, 2007 include share-based compensation expense. The impact of this expense for the quarter is a $2.5 million decrease, net of $1.6 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.03. The allocation of share based compensation expense for the quarter is $2.3 million to Sales and client service, $.7 million to Software development and $1.1 million to General and administrative. The impact of this expense for the nine month period is a $7.6 million decrease, net of $4.7 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.09. The allocation of share-based compensation expense for the nine month period is $7.3 million to Sales and client service, $2.3 million to Software development and $2.7 million to General and administrative.
Note 2: Operating expenses for the three and nine months ended September 30, 2006 include share based compensation expense. The impact of this expense for the quarter is a $2.9 million decrease, net of $1.8 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.03. The allocation of share based compensation expense for the quarter is $2.8 million to Sales and client service, $1.1 million to Software development and $.8 million to General and administrative. The impact of this expense for the nine month period is a $8.9 million decrease, net of $5.5 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.11. The allocation of share-based compensation expense for the nine month period is $8.6 million to Sales and client service, $3.3 million to Software development and $2.5 million to General and administrative.

CERNER CORPORATION
Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to
GAAP Net Earnings and Diluted Earnings Per Share1

	Three Months Ended	Three Months Ended
Net Earnings	September 29, 2007	September 30, 2006

(In thousands)
Net earnings	$35,841	$26,728
Share-based compensation expense	4,094	4,688
Income tax benefit of share-based compensation	(1,566)	(1,793)

Adjusted net earnings (non-GAAP)	$38,369	$29,623

Diluted Earnings Per Share
Diluted earnings per share	$0.43	$0.33
Share-based compensation expense	0.03	0.03

Adjusted diluted earnings per share (non-GAAP)	$0.46	$0.36

Note 1: The presentation of Adjusted Net Earnings, a Non-GAAP financial measure, is not meant to be considered in isolation, as a substitute for, or superior to, Generally Accepted Accounting Principles (GAAP) results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Adjusted Net Earnings may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Adjusted Net Earnings includes adjustments to Net Earnings that the Company considers unique, infrequent or excluded by management in its analysis of the performance of the Company and management. The Company provides earnings with and without stock options expense because earnings excluding this expense are used by management along with GAAP results to analyze our business, make strategic decisions, and for management compensation purposes. The Company believes that Adjusted Net Earnings is important to enable investors to better understand and evaluate its ongoing operating results and allows for greater transparency in the review of its overall financial, operational and economic performance.

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 29,	December 30,
(In thousands)	2007	2006
Assets

Cash and cash equivalents	$194,216	162,545
Short-term investments	114,211	146,239
Receivables, net	365,709	361,424
Inventory	12,861	18,084
Prepaid expenses and other	54,770	55,272
Deferred income taxes	2,183	2,423

Total current assets	743,950	745,987

Property and equipment, net	478,227	357,942
Software development costs, net	197,516	187,788
Goodwill, net	144,074	128,819
Intangible assets, net	50,437	54,428
Other assets	17,596	16,426

Total assets	$1,631,800	1,491,390

Liabilities

Accounts payable	$63,809	79,735
Current installments of long-term debt	14,032	20,242
Deferred revenue	92,785	93,699
Accrued payroll and tax withholdings	78,092	77,914
Other accrued expenses	17,380	29,741

Total current liabilities	266,098	301,331

Long-term debt	190,970	187,391
Deferred income taxes	76,245	68,693
Deferred revenue	16,233	14,557

Total liabilities	549,546	571,972

Minority owners’ equity interest in subsidiary	1,286	1,286

Stockholders’ Equity

Common stock	798	784
Additional paid-in capital	438,355	376,595
Retained earnings	634,689	540,153
Foreign currency translation adjustment	7,126	600

Total stockholders’ equity	1,080,968	918,132

Total liabilities and equity	$1,631,800	1,491,390